UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 13, 2013

McDONALD’S CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5231	36-2361282
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One McDonald’s Plaza

Oak Brook, Illinois

(Address of Principal Executive Offices)

60523

(Zip Code)

(Registrant’s telephone number, including area code): (630) 623-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Grant of awards to certain named executive officers under the Target Incentive Plan for 2013.

On February 13, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of McDonald’s Corporation (the “Company”) approved the payout structure for the 2013 Target Incentive Plan (“TIP”) awards for executives.

The target 2013 TIP awards for the Company’s “named executive officers” for whom disclosure was required in the Company’s most recent proxy statement are as shown in the table below.

Name	Position	Target TIP Award as a Percentage of Base Salary
Donald Thompson	President and Chief Executive Officer	160%
Timothy J. Fenton	Chief Operating Officer	125%
Peter J. Bensen	Chief Financial Officer	100%
Janice L. Fields	Former President of McDonald’s USA	85%*

*	Ms. Fields remains employed with the Company through March 1, 2013 and therefore was granted a 2013 TIP award that will be prorated for the period ending on her date of termination.

TIP payouts are determined by a combination of a team performance factor and an individual performance factor (except Ms. Fields’ award will be based on an individual performance factor of 100%).

The team performance factor will be determined primarily by growth in operating income over the Company’s 2012 operating income, measured in constant currencies (i.e., excluding the effects of foreign currency translation). The named executive officers listed above are generally not eligible to receive a TIP payout if the Company does not achieve growth in operating income in 2013. Operating income is measured on a consolidated or geographic business unit level, as applicable to each named executive officer’s award. For Messrs. Thompson, Fenton and Bensen the team performance factor measures corporate performance. For Ms. Fields, the team performance factor will be based on a combination of the performance of the U.S. and corporate performance.

Individual performance will be measured against various qualitative performance factors, including setting and achieving goals that are in line with the Company’s strategic focus.

The maximum TIP award that any of the named executive officers can earn in 2013 is 250% of the target award.

Grant of awards to certain named executive officers under the Cash Performance Unit Plan for the 2013-2015 performance cycle.

On February 13, 2013, the Committee adopted the Cash Performance Unit Plan, or “CPUP,” which is summarized below. The Committee also approved grants of awards under CPUP to the named executive officers for the performance period from January 1, 2013 to December 31, 2015.

The 2013-2015 CPUP operates on a three-year cycle with a cumulative payout at the end of the cycle. The final payout is determined based on the entire performance period. Participants will not receive any payout under the CPUP until after the end of the performance period on December 31, 2015. As the Company shifted from discrete to overlapping cycles beginning in 2013, the Company expects to grant awards each year under the CPUP.

The performance measures that will be used to calculate CPUP payouts for the 2013-2015 performance cycle are:

•	Consolidated three-year compounded annual growth in operating income (weighted 75%), which reflects growth in income from all company-operated and franchised restaurants.

•	Three-year return on incremental invested capital, or “ROIIC” (weighted 25%).

Participants will not receive any payout under CPUP unless threshold levels of both performance measures are achieved. To calculate the final payout, the amount based on the above performance measures will be adjusted by a multiplier based on the Company’s cumulative total shareholder return versus the S&P 500 Index for the performance period, which may result in final payouts being increased or decreased by up to 15%.

Target awards for the named executive officers under the 2013-2015 CPUP are as follows:

Name	Position	Target 2013-2015 CPUP Award
Donald Thompson	President and Chief Executive Officer	$3,000,000
Timothy J. Fenton	Chief Operating Officer	$1,333,000
Peter J. Bensen	Chief Financial Officer	$933,000

The maximum final payout that each of the named executive officers can earn under the 2013-2015 CPUP is 230% of the target award.

Award of Restricted Stock Units

On February 13, 2013, the Committee approved grants of restricted stock units, or “RSUs,” under the Company’s 2012 Omnibus Stock Ownership Plan (the “Plan”) to the named executive officers.

The RSUs cliff vest after three years, subject to a performance-based vesting condition linked to the level of compounded annual growth in diluted earnings per share, or “EPS,” on a cumulative basis, achieved by the Company from January 1, 2013 through December 31, 2015. The EPS target approved by the Committee for the RSUs is 6% compounded annual EPS growth on a cumulative basis. If no EPS growth is achieved, none of the RSUs will vest. If EPS growth is positive, but below the cumulative 6% target, a portion of the awards will vest in proportion to the level of EPS growth achieved.

For compensation purposes, EPS is adjusted from the measures as reported in our financial statements. Specifically, EPS is expressed in constant currencies to more accurately reflect underlying business trends. In addition, certain income and/or expense items that are not indicative of ongoing results may be excluded at the discretion of the Committee.

On February 13, 2013, the Committee also approved a special one-time grant of RSUs under the Plan (the “Special RSUs”) to the named executive officers in connection with the transition from discrete to overlapping CPUP cycles. The Special RSUs are subject to the performance measures outlined above for the 2013-2015 CPUP performance cycle, and the number of Special RSUs earned will range between 0% and 100% of the target award based on actual performance. Fifty percent of the Special RSUs that are earned based on performance will be eligible to vest on February 13, 2016, subject to continued employment with the Company through that date, and the remaining 50% will be eligible to vest on termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDONALD’S CORPORATION
(Registrant)

Date: February 20, 2013	By:	/s/ Denise A. Horne
Denise A. Horne
Corporate Vice President – Associate General Counsel and Assistant Secretary